Exhibit 99.1

PRESS RELEASE

For More Information Contact:                                                   For Immediate Release
Michael M. Ciaburri
President & Chief Operating Officer
(203) 782-1100

Carlota I. Grate
Chief Financial Officer
(203) 782-1100

Southern Connecticut Bancorp, Inc. Reports Third Quarter 2006 Results

New Haven, Connecticut (October 24, 2006) - Southern Connecticut Bancorp, Inc. (“Company”), (AMEX:SSE), headquartered in New Haven, Connecticut, today reported results for the three and nine months ended September 30, 2006.

Net loss for the third quarter of 2006 was $(54,937) or $(0.02) per diluted share, compared with net income of $18,725, or $0.01 per diluted share, for the third quarter ended September 30, 2005. Net loss for the nine months ended September 30, 2006 was $(218,452), or $(0.07) per diluted share, compared with a net loss of $(157,312), or $(0.05) per diluted share, for the nine months ended September 30, 2005.

Total interest income grew by 37.9% from $1,332,873 during the third quarter of 2005 to $1,837,997 during the third quarter of 2006. Total interest income grew by 31.2% from $3,798,016 for the nine months ended September 30, 2005 to $4,982,606 for the nine months ended September 30, 2006. The Company’s net interest margin increased to 5.35% for the quarter ended September 30, 2006 from 5.19% for the quarter ended September 30, 2005. For the nine-month period ending September 30, 2006, net interest margin increased to 5.38% from 5.08% for the nine months ended September 30, 2005.

The Bank achieved a record month in the month of September by closing just under $7,000,000 in new loans. This increase is attributable to the Bank’s increased loan volume in its two newest offices; New London and North Haven.

Total assets at September 30, 2006 were $106,683,460, a 23.1% increase from total assets of $86,675,095 at September 30, 2005. Total loans at September 30, 2006 were $71,757,526 representing a 32.9% increase from total loans of $54,002,286 at September 30, 2005. Total deposits grew by 29.7% from $63,767,311 at September 30, 2005 to $82,698,142 at September 30, 2006.

Total non-interest expense increased by 22.2% from $1,176,501 during the third quarter of 2005 to $1,437,154 during the third quarter of 2006. Total non-interest expense increased by 17.6% from $3,501,954 during the nine months ended September 30, 2005 to $4,117,065 during the nine months ended September 30, 2006. The Company opened its New London office, The Bank of Southeastern Connecticut, a division of The Bank of Southern Connecticut, on March 6, 2006 and opened its North Haven office, The Bank of North Haven, a division of The Bank of Southern Connecticut, on July 10, 2006, bringing the total number of offices to five. The addition of these two new offices, along with other staff hires, directly contributed to the increase in non-interest expenses.

Michael M. Ciaburri, President and Chief Operating Officer, commented, “Despite the loss in the current quarter for Southern Connecticut Bancorp, Inc., we are encouraged with the continuing development of our operations as we increase our loans, deposits and interest income. With the ongoing growth of our business, we are focused on strategically expanding our operational base and footprint and believe our new offices in New London and North Haven, Connecticut strongly position us to reach new high-growth markets.”

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located along the Connecticut shoreline from New Haven to Rhode Island. Southern Connecticut Bancorp, Inc. owns 100% of The Bank of Southern Connecticut, headquartered in New Haven Connecticut. The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to midsized companies with annual sales typically ranging from $1,000,000 to $30,000,000. The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products. The Bank currently operates five branches, two in New Haven, one in Branford, one in North Haven, and one in New London, Connecticut.

Southern Connecticut Bancorp, Inc. was formed in 2000 by a group led by Joseph V. Ciaburri, a prominent, long-time resident of the New Haven area. Mr. Ciaburri started in banking in 1947, and has served as a senior executive for several leading financial institutions in Connecticut during his career. Prior to forming Southern Connecticut Bancorp, Inc., Mr. Ciaburri had retired as the President and Chief Executive Officer of The Bank of New Haven, a New Haven-based commercial bank he founded in 1979 (The Bank of New Haven was acquired by Citizens Bank of Rhode Island in 1996.)

Certain statements contained in this release and in other written materials and statements we may issue, including without limitation statements containing the word “believes”, “anticipates”, “intends”, “expects”, “estimates”, “could”, “would”, “will”, or words of similar import, constitute forward-looking statements within the meaning of the federal securities laws.

Such forward-looking statements involve risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, among others, a limited operating history and volatility of earnings, our dependence on our executive management and Board of Directors, our business concentration in small to midsized businesses in the New Haven and New London, Connecticut areas, as well as changes in our business, competitive market and regulatory conditions and strategies. Additional information concerning factors that could impact forward-looking statements can be found in the company’s periodic public filings with the Securities and Exchange Commission and in the section captioned “Risk Factors” in our report on Form 10-KSB, filed on March 22, 2006 pursuant to the Securities Act of 1933 as amended. Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.

FINANCIAL HIGHLIGHTS
SOUTHERN CONNECTICUT BANCORP, INC.

	September 30,	December 31,	September 30,
BALANCE SHEET DATA	2006	2005	2005
Loans Receivable ( net of allowance for loan losses)	$70,463,904	$55,970,454	$53,143,133

Loans Held for Sale, Fair Value	202,364	401,503	154,530

Investment Securities	9,031,368	9,973,488	11,030,483

Deposits:
Checking - Non Interest Bearing	23,291,018	18,091,849	17,303,246
Checking - Interest Bearing	1,970,382	1,629,570	5,324,723
NOW	3,131,327	4,546,383	1,181,141
Money Market	34,227,809	27,001,393	26,883,933
Savings	2,649,887	2,690,236	3,092,214
Time Deposits	17,427,719	11,320,085	9,982,054
Total Deposits	82,698,142	65,279,516	63,767,311

Repurchase Agreements	1,979,423	1,363,368	840,618

Total Assets	106,683,460	88,574,234	86,675,095

Total Shareholders' Equity	20,182,608	20,296,843	20,445,620

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
STATEMENT OF OPERATIONS DATA	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005
Interest Income	$1,837,997	$1,332,873	$4,982,606	$3,798,016

Interest Expense	566,069	292,179	1,477,275	777,731

Provision for Loan Losses	152,334	26,574	256,809	136,983

Net Interest Income	1,119,594	1,014,120	3,248,522	2,883,302

Noninterest Income	262,623	181,106	650,091	461,340

Noninterest Expense	1,437,154	1,176,501	4,117,065	3,501,954

Net Income (Loss)	$(54,937)	$18,725	(218,452)	$(157,312)

PER SHARE DATA
Basic Income (Loss) per Share	$(0.02)	$0.01	$(0.07)	$(0.05)
Diluted Income (Loss) per Share	$(0.02)	$0.01	$(0.07)	$(0.05)